SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) March 27, 2003

Allied Waste Industries, Inc.

(Exact name of registrant as specified in charter)

Delaware
(State or other jurisdiction of incorporation)

0-19285 (Commission File Number)	88-0228636 (IRS Employer Identification No.)

15880 N. Greenway-Hayden Loop, Suite 100 Scottsdale, Arizona (Address of principal executive offices)	85260 (Zip Code)

Registrant’s telephone number, including area code (480) 627-2700

Not Applicable
(Former name or former address, if changed since last report)

Item 9. Regulation FD Disclosure
Signatures

Item 9. Regulation FD Disclosure

On March 27, 2003, Allied Waste Industries, Inc. (“Allied” or “Company”) issued the following press release.

Contact:	Michael Burnett Vice President, Investor Relations 480-627-2785

FOR IMMEDIATE RELEASE

ALLIED WASTE ANNOUNCES FINANCING AND DIVESTITURE PLANS

— DEBT REPAYMENT OF $1 BILLION IN 2003 —

—ENHANCED PRICING AND WORKFORCE REDUCTION INITIATED—

— 2003 OUTLOOK REAFFIRMED —

Scottsdale, AZ – March 27, 2003 – Allied Waste Industries, Inc. (NYSE: AW) today announced that its Board of Directors has approved a multifaceted financing and divestiture plan to replace its bank credit facility, significantly extend maturities, substantially enhance liquidity and improve its capital structure while accelerating deleveraging. The financing plan and divestitures of non-core assets includes the following components:

•	Issuance of approximately $100 million of common stock;

•	Issuance of approximately $300 million of three year mandatory convertible preferred stock;

•	Issuance of approximately $300 million of ten year senior notes;

•	Issuance of approximately $150 million of on-balance sheet accounts receivable securitization;

•	Placement of a $3.0 billion credit facility, consisting of a five year, $1.5 billion revolver and a seven year, $1.5 billion term loan; and

•	Divestitures generating approximately $300 million of after-tax proceeds during 2003.

Allied Waste has already received commitments for the entire $1.5 billion revolver and has completed the accounts receivable securitization. The company plans to use the net proceeds from the financing activities to fully repay amounts outstanding under the existing bank credit facility. The company intends to launch the capital markets activities in the immediate future as conditions dictate and complete the financing activities within the next 45 days. Amounts and terms provided are indicative, but may change.

Allied Waste announced that the common stock offering, the mandatory convertible preferred stock offering and the senior notes offering will be issued under Allied Waste’s shelf registration statement.

This announcement does not constitute the initiation of capital markets transactions, an offer to sell or a solicitation of an offer to buy shares of common stock, shares of mandatory convertible preferred stock or senior notes. Shares of common stock, shares of mandatory convertible preferred stock or senior notes will not be sold in any state or jurisdiction in which such an offer, solicitation, or sale would be unlawful.

“We are pleased to announce these exciting plans to improve the capital structure of our company,” said Tom Ryan, Executive Vice President and CFO of Allied Waste. “We believe investors will benefit from the multiple steps taken to significantly extend maturities, increase covenant flexibility and enhance liquidity. Cash generated from the financing and divestiture activities combined with the 2003 free cash flow should enable us to retire $1 billion of debt this year, bringing our year end debt balance below $7.9 billion.”

Terms of the proposed credit facility increase the existing revolver capacity from $1.3 billion to $1.5 billion, enhancing the liquidity of the company. Proposed covenants based on company projections should give the company about $200 million of EBITDA cushion on its most restrictive covenant over the life of the credit agreement, and would provide the company with increased flexibility to pay cash dividends on its Series A Preferred Stock after July 30, 2004 if its leverage ratio is in excess of 4.0 times. Additionally, the scheduled debt maturities improve as reflected in the following chart which illustrates the required payments through the year in which the new revolver matures( in millions:)

(1)	Repaid in January 2003.

The cumulative cash flow generated over the periods presented is expected to exceed the cumulative debt maturities presented.

Separately, information currently available has indicated weakness in the first quarter results of operations caused by the severe winter, a spike in fuel costs and continued economic weakness. Consequently, Allied Waste has initiated actions incremental to its original business plan in order to maintain its commitments to achieving its full year goals for 2003.

Allied Waste today announced that in response to the increase in fuel and other operating costs, and the continued weakness in the economy, it is initiating a pricing program aimed at both the collection and landfill businesses to be launched in May, coupled with a reduction in its field workforce of approximately 500 employees in April. The company expects these actions to generate approximately $45 million of benefit to EBITDA in 2003, net of separation costs of approximately $1.5 million.

“Due to the unfavorable impact of the economy and the weather, we are adjusting the workforce level to reflect the current economic conditions without restructuring the business,” said Tom Van Weelden, Chairman and CEO of Allied Waste. “We are also taking a proactive approach to appropriately price for the value of our assets and recover rising operating costs. We are confident in our ability to meet our original goals for the year given these actions and are pleased to be in a position to execute our financing and divestiture plans which we believe will be value enhancing to all stakeholders.”

Considering the pricing actions and the reduction in workforce, Allied Waste today confirmed its previously communicated outlook for 2003 including revenue of approximately $5.5 billion, EBITDA of approximately $1.775 billion, free cash flow of approximately $380 million and a debt balance at December 31, 2003 of approximately $8.462 billion, prior to the financing plan and divestitures. The estimated impact of the financing plan and divestitures is reflected in the following table:

		Expected
		Impact of	Expected
	2003	Financing	Impact of	Updated
(in millions)	Outlook	Plan(1)	Divestitures(1)	Outlook

Revenue	$5,500	$—	$(450)	$5,050

EBITDA	$1,775	$—	$(75)	$1,700
Non-cash items (2)	65	—	—	65
Cash interest	(735)	(5)	10	(730)
Cash dividends (3)	—	(16)	—	(16)
Cash taxes	(80)	16	8	(56)
Closure, post-closure and environmental	(95)	—	—	(95)
Capital expenditures	(520)	—	15	(505)
Change in working capital (4)	(30)	—	—	(30)

Free cash flow	380	(5)	(42)	333
Decrease in cash and other	40	—	—	40
Net proceeds:
Common stock	—	100	—	100
Mandatory convertible preferred stock	—	300	—	300
Divestiture proceeds	—	—	300	300
Fees	—	(70)	—	(70)

Cash available for debt repayment	$420	$325	$258	$1,003

Estimated debt at end of year	$8,462			$7,879

(1)	Effective date for Financing Plan and Divestitures is presented as of April 1, 2003, although revenue and EBITDA figures for divestitures are full year amounts due to potential asset held for sale accounting treatment.

(2)	Includes closure and post-closure accretion and the provision for allowance for doubtful accounts which are non-cash in nature, but are included in EBITDA.

(3)	Reflects dividend payments on the proposed mandatory convertible preferred stock.

(4)	Includes approximately $55 million of expenditures against BFI acquisition related accruals.

Allied Waste Industries, Inc., a leading waste services company, provides collection, recycling and disposal services to residential, commercial and industrial customers in the United States. As of December 31, 2002, the Company operated 340 collection companies, 175 transfer stations, 169 active landfills and 66 recycling facilities in 39 states.

Safe Harbor for Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “estimates” and similar expressions are used to identify these forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Although we believe that the expectations reflected in these forward looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Forward-looking statements in this press release include, among others, statements regarding: (a) our plans to replace our existing bank credit facility and improve our capital structure, and the terms and amount of borrowings available under our anticipated new credit facility; (b) other components of our Financing Plan and Divestitures, including our plans to issue common stock, preferred stock and senior notes, and divestitures; (c) the anticipated use of proceeds from our financing activities; (d) the benefits to shareholders of our financing activities; (e) our outlook for 2003, including but not limited to estimates of revenue, free cash flow, EBITDA and debt repayment, and all assumptions underlying our 2003 Full Year Outlook, and the impact of our Financing Plan and Divestitures to our 2003 Full Year Outlook and our liquidity position; (f) the timing of our planned capital markets transactions and the availability of the capital markets during the next 45 days; (g) our ability to retire $1 billion of debt in 2003 and bring our debt balance below $7.9 billion; (h) our ability to achieve our 2003 financial goals; and (i) our ability to implement price increases under our proposed pricing program; and (j) the impact of workforce reductions on our business and financial results.

These forward-looking statements involve risks and uncertainties which could cause actual results to differ materially including, without limitation: (1) continuing weakness in the U.S. economy in 2003 may cause a decline in the demand for the Company’s services (particularly in the commercial and industrial sectors), a decline in the price of commodities sold by us, increased competitive pressure on pricing and generally make it more difficult for us to predict economic trends; (2) we may be impeded in the successful integration of acquired businesses and its market development efforts, which may cause significant increases in our waste disposal expenses; (3) a change in interest rates or a reduction in the Company’s cash flow could impair our ability to service and reduce its debt obligations; (4) volatility in interest rates may, among other things, affect earnings due to possible mark to market changes on certain interest rate hedges; (5) divestitures by us may not raise funds exceeding financing needed for acquisitions in 2003 or may not occur at all; (6) severe weather conditions could impair our operating results; (7) we may be unable to refinance our indebtedness and/or execute our financing plan; (8) the covenants in our credit facilities and indentures may limit our ability to operate our business; (9) we could be unable to obtain required permits; (11) we may be unable to raise additional capital to meet our operational needs; (12) increases in post-closure costs could result in an increase in our operating costs; (13) we may be unable to obtain financial assurances; (14) the loss of services of a member of senior management; (15) government regulations may increase the cost of doing business; (16) potential liabilities, including the outcome of litigation brought by government agencies, liabilities associated with our acquisitions and hazardous substance and environmental liabilities could increase costs; and (17) potential increases in commodity and fuel prices may make it more expensive to operate our business.

Other factors which could materially affect such forward-looking statements can be found in the Company’s periodic reports filed with the Securities and Exchange Commission, including risk factors detailed in Management’s Discussion and Analysis in Allied’s Form 10-K for the year ended December 31, 2002. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant, Allied Waste Industries, Inc., has caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ALLIED WASTE INDUSTRIES, INC.

By:	/s/ THOMAS W. RYAN

Thomas W. Ryan Executive Vice President and Chief Financial Officer (Principal Financial Officer)

Date: March 27, 2003